EXHIBIT 99
PRESS RELEASE DATED FEBRUARY 15, 2008
Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 510
FOR IMMEDIATE RELEASE
Northfield Bancorp, Inc.
Announces Quarterly Results
Avenel, New Jersey, February 15, 2008... Northfield Bancorp, Inc., the holding company for Northfield Bank, reported net income of $482,000 for the three months ended December 31, 2007, compared to $3.1 million for the three months ended December 31, 2006. The Company also reported net income of $10.5 million for the year ended December 31, 2007, compared to $10.8 million for the year ended December 31, 2006.
Operating results for the three months and year ended December 31, 2007, included a charge of $12.0 million ($7.8 million, net of tax) due to the Company’s contribution to the Northfield Bank Foundation, partially offset by net interest income of approximately $1.1 million ($625,000, net of tax) for the three months ended December 31, 2007 and $1.4 million ($795,000, net of tax) for the year ended December 31, 2007, related to short-term investment returns earned on subscription proceeds (net of interest paid during the stock offering), and the reversal of state and local tax liabilities of approximately $4.5 million, net of federal taxes. The Company concluded an audit by the State of New York with respect to the Company’s combined state tax returns for years 2000 through 2006.
Net income for the year ended December 31, 2007, also includes a pre-tax gain of $4.3 million ($2.4 million, net of tax) as a result of the sale of two branch locations, and associated deposit relationships, during the first quarter of 2007. Net income for the year ended December 31, 2006, reflects a pre-tax charge of $1.6 million ($860,000, net of tax) related to a supplemental retirement agreement entered into by the Company with its former president.
The Company completed its previously announced minority stock offering on November 7, 2007. Loss per share for the period from November 8, 2007 to December 31, 2007 was $0.03.
Commenting on the quarter and year-end results, John W. Alexander, the Company’s Chairman, President, and Chief Executive Officer said, “We are pleased with our financial performance in a very challenging business environment and we remain focused on the communities and the markets we serve, prudently working to increase our loans and deposits, maintaining operating expense efficiencies, and evaluating profitable alternatives for the investment of our capital.”
Results of Operations
Net interest income for the three months ended December 31, 2007, increased to $11.2 million, from $8.6 million for the three months ended December 31, 2006, and increased to $36.9 million for the year ended December 31, 2007, from $36.5 million for the prior year. Net interest income increased approximately $1.1 million and $1.4 million for the three months and year ended December 31, 2007, respectively, as a result of the earnings on cash proceeds received from stock subscriptions.
The net interest margin increased to 3.17% for the three months ended December 31, 2007, from 2.69% for the same prior-year period. The net interest margin increased to 2.87% for the year ended December 31, 2007 from 2.81% for the prior year. The margin for the three months and year ended December 31, 2007, included net interest income earned on stock subscription proceeds held in escrow at the Bank until the stock offering was completed.
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Average interest-earning assets increased by $138.4 million for the three months ended December 31, 2007, as compared to the same prior-year period, due primarily to $124.9 million in average subscription proceeds received, partially offset by the sale of two branch locations and related deposit liabilities of $26.6 million in the first quarter of 2007. Average interest-earning assets decreased by $12.2 million for the year ended December 31, 2007, as compared to the prior year due primarily to the sale of two branch locations and related deposit liabilities in the first quarter of 2007, and pay downs of mortgage-backed securities, partially offset by subscription proceeds received.
The yield on interest-earning assets decreased to 5.07% for the three months ended December 31, 2007, compared to 5.08% for the same prior year period. The decrease in the yield earned on interest-earning assets was primarily attributable to a decrease in rates earned on loans indexed to the Prime Rate, due to the decreases in this index during the fourth quarter of 2007. The decrease in yield also was caused by lower yields earned on deposits in other financial institutions, where a majority of the stock subscription proceeds was invested pending the completion of the offering. The yield on interest-earning assets increased to 5.11%, for the year ended December 31, 2007, as compared to 5.00%, for the prior year. The yield on interest-earning assets increased primarily due to the change in the mix of average earning assets. Average balances of loans as a percent of average interest-earning assets increased to 33.0% for the year ended December 31, 2007, from 31.4% for the prior year. The cost of interest-bearing liabilities decreased to 2.52% for the three months ended December 31, 2007, as compared to 2.89%, for the same prior-year period. This decrease was primarily attributable to the subscription proceeds having a cost of 0.60%. The cost of interest-bearing liabilities increased to 2.77% for the year ended December 31, 2007, as compared to 2.60%, for the same prior year period due primarily to pricing competition on time deposits throughout 2007.
Total non-interest income of $1.2 million remained substantially unchanged for the three months ended December 31, 2007, as compared to the same prior year period and increased to $9.5 million for the year ended December 31, 2007, as compared to $4.6 million for the prior year. The increase for the year ended December 31, 2007, was primarily attributable to the sale of two branch locations and deposit relationships in the first quarter of 2007, which resulted in a pre-tax gain of $4.3 million.
Total non-interest expense amounted to $18.6 million and $36.0 million for the three months and year ended December 31, 2007, respectively, as compared to $5.3 million and $23.8 million, respectively, for the corresponding prior periods. This increase was primarily attributable to the recognition of a charge for the contribution of Company common stock and cash with a value of $12.0 million to the Northfield Bank Foundation, partially offset by a $1.6 million charge related to a supplemental retirement agreement entered into by the Company with its former president, during the third quarter of 2006.
The provision (credit) for loan losses was $705,000 and $1.4 million, respectively, for the three months and year ended December 31, 2007, as compared to $(318,000) and $235,000, respectively, for the corresponding prior year periods. The increase in the provision for loan losses was primarily attributable to increases in loss reserves on impaired loans related to declines in estimated fair values of real estate securing these loans, as well as an increase in loan loss factors utilized in the calculation of loan loss reserves for commercial real estate, land, and construction loans.
In evaluating loan loss factors utilized in the calculation of the allowance for loan losses, management evaluated relevant environmental factors present in its marketplace and loan portfolio. Significant factors considered included the current deterioration in economic and business conditions, as well as in commercial and construction real estate collateral values.
The Company recorded a (benefit) provision for income taxes of $(7.4) million and $(1.6) million for the three months and the year ended December 31, 2007, respectively, as compared to provisions of $1.8 million and $6.2 million, respectively, in the corresponding prior year periods. The decline in income tax expense related to a decrease in pre-tax income, as well as the Company reversing $4.5 million in state and local income tax liabilities, net of federal taxes. The Company concluded an audit by the State of New York with respect to the Company’s combined state tax returns for years 2000 through 2006.
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Financial Condition
Total assets increased to $1.4 billion at December 31, 2007, from $1.3 billion at December 31, 2006. The increase was primarily attributable to an increase in securities available for sale of $89.3 million funded, in part, by proceeds received in the Company’s initial public offering. The Company raised $192.7 million and utilized proceeds of approximately $3.0 million for direct offering expenses, $17.6 million for a loan to the employee stock ownership plan, and $3.0 million in cash for a contribution to the Northfield Bank Foundation. Of the $192.7 million raised in the stock offering, $82.4 million was funded with customer deposits held at Northfield Bank. The increase in total assets was also attributable to an increase in bank owned life insurance of $8.7 million, and an increase in net loans held for investment of $15.1 million. These increases were partially offset by decreases in securities held to maturity, Federal Home Loan Bank of New York stock, premises and equipment, and other assets.
Total liabilities decreased to $1.0 billion at December 31, 2007, from $1.1 billion at December 31, 2006. The decrease was primarily attributable to a decrease in deposits of $112.6 million, a decrease in securities sold under agreements to repurchase of $4.0 million, and a decrease in accrued expenses of $5.0 million. The decrease in deposits was attributable primarily to the transfer of $82.4 million in deposits to stockholders’ equity as part of the stock offering closing on November 7, 2007 and the sale of two branch locations and related deposit relationships of $26.6 million during the first quarter of 2007.
Total stockholders’ equity increased to $367.4 million at December 31, 2007, from $164.0 million at December 31, 2006. The increase was primarily attributable to stock offering capital of $192.7 million, net income of $10.5 million for the year ended December 31, 2007, a $500,000 capital contribution from Northfield Bancorp, MHC, $8.9 million of Company stock issued to the Northfield Bank Foundation, and a decrease of $10.7 million in accumulated other comprehensive loss, primarily due to a decrease in unrealized losses on securities available for sale. These increases were partially offset by $3.0 million in direct IPO expenses and $17.6 million for a loan to the employee stock ownership plan.
Asset Quality
The Company’s non-performing loans totaled $9.8 million at December 31, 2007, an increase from $7.1 million at December 31, 2006, and a decrease from $10.4 million at September 30, 2007. For the year ended December 31, 2007, the Company recognized net loan charge-offs of $836,000, which were primarily related to one loan whose remaining outstanding loan balance was fully charged-off. The increase in non-performing loans from December 31, 2006, was primarily attributable to one loan that was placed on non-accrual status as of June 30, 2007, in the amount of $3.4 million, which management believes to be adequately collateralized by a first mortgage on commercial real estate.
The Company does not have any lending programs commonly referred to as sub-prime lending. Sub-prime lending generally targets borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidence by low credit scores or high debt burden ratios.
At December 31, 2007, approximately $87,000 of our mortgage-backed securities portfolio (not guaranteed by the Fannie Mae or Freddie Mac) was secured by sub-prime loans. The securities were rated AAA at December 31, 2007.
Annual Meeting of Stockholders
The 2008 Annual Meeting of Stockholders of Northfield Bancorp, Inc. has been set for 10:00 a.m., local time, on May 28, 2008. The 2008 Annual Meeting of Stockholders will be held at the Hilton Garden Inn, located at 1100 South Avenue, Staten Island, New York 10314. The voting record date will be April 8, 2008.
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Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
(Tables to follow)
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NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)
(unaudited)

	At	At
	December 31, 2007	December 31, 2006
Selected Financial Condition Data:
Total assets	$1,386,918	$1,294,747
Cash and due from banks	49,588	65,824
Securities available for sale, at estimated fair value	802,817	713,498
Securities held to maturity	19,686	26,169
Trading securities	3,605	2,667
Loans held for sale	270	125
Loans held for investment, net	424,329	409,189
Allowance for loan losses	(5,636)	(5,030)
Net loans held for investment	418,693	404,159
Bank owned life insurance	41,560	32,866
Non-performing loans(4)	9,834	7,115
Federal Home Loan Bank of New York stock, at cost	6,702	7,186

Securities sold under agreements to repurchase	102,000	106,000
Other borrowings	22,420	22,534
Deposits	877,225	989,789
Total liabilities	1,019,532	1,130,753
Total stockholders’ equity	367,386	163,994

	Three Months Ended			Year Ended
	December 31,			December 31,
	2007	2006		2007	2006
Selected Operating Data:
Interest income	$17,919		$16,191	$65,702		$64,867
Interest expense	6,717		7,629	28,836		28,406

Net interest income before provision for loan losses	11,202		8,562	36,866		36,461
Provision (credit) for loan losses	705		(318)	1,442		235

Net interest income after provision for loan losses	10,497		8,880	35,424		36,226
Non-interest income	1,218		1,226	9,478		4,600
Non-interest expense	18,600		5,292	35,950		23,818

(Loss) income before income tax (benefit) expense	(6,885)		4,814	8,952		17,008
Income tax (benefit) expense	(7,367)		1,754	(1,555)		6,166

Net income	$482		$3,060	$10,507		$10,842

Net loss per share (3)	$(0.03)	$	N/A	$(0.03)	$	N/A

	At or For the Three
	Months Ended		At or For the Year
	December 31,		Ended
	(annualized)		December 31,
	2007	2006	2007	2006
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets)	0.13%	0.92%	0.78%	0.80%
Return on equity (ratio of net income to average equity)	0.66%	7.45%	5.27%	7.01%
Interest rate spread	2.55%	2.19%	2.34%	2.40%
Net interest margin	3.17%	2.69%	2.87%	2.81%
Efficiency ratio(2)	149.27%	54.07%	77.57%	58.01%
Non-interest expense to average total assets	5.05%	1.59%	2.66%	1.77%
Average interest-earning assets to average interest-bearing liabilities	132.82%	120.65%	123.33%	118.89%
Average equity to average total assets	19.70%	12.37%	14.73%	11.47%
Asset Quality Ratios:
Non-performing loans to total assets	0.71%	0.55%	0.71%	0.55%
Non-performing loans to total loans	2.32%	1.74%	2.32%	1.74%
Allowance for loan losses to non-performing loans	57.31%	70.70%	57.31%	70.70%
Allowance for loan losses to total loans	1.33%	1.23%	1.33%	1.23%

(1)	2007 performance ratios include the after tax effect of: a charge of $7.8 million due to the Company’s contribution to the Northfield Bank Foundation; a gain of $2.4 million as a result of the sale of two branch locations, and associated deposit relationships; net interest income of approximately $0.6 million for the three months ended December 31, 2007, and $0.8 million, for the year ended December 31, 2007, as it relates to short-term investment returns earned on subscription proceeds (net of interest paid during the stock offering); and the reversal of state and local tax liabilities of approximately $4.5 million, net

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of federal taxes. 2006 performance ratios include the after tax effect of a $0.9 million charge related to a supplemental retirement agreement entered into by the Company with its former president.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)	Net loss per share is calculated for the period that the Company’s shares of common stock were outstanding (November 8, 2007 through December 31, 2007). The net loss for this period was $1,501,000 and the weighted average common shares outstanding were 43,076,586.

(4)	Non-performing loans are included in loans held for investment, net. Non-performing loans amounted to $9.8 million, $10.4 million, $11.7 million, $8.9 million, and $7.1 million, at December 31, 2007, September 30, 2007, June 30, 2007, March 31, 2007, and December 31, 2006, respectively.
NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended December 31,
	2007			2006
	Average		Average	Average		Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate (1)	Balance	Interest	Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$427,042	$7,069	6.57%	$409,866	$7,048	6.82%
Mortgage-backed securities	744,918	8,228	4.38	734,645	7,534	4.07
Other securities	57,775	648	4.45	61,049	791	5.14
Federal Home Loan Bank of New York stock	6,166	132	8.49	7,934	138	6.90
Interest-earning deposits in financial institutions	167,279	1,842	4.37	51,311	680	5.26

Total interest-earning assets	1,403,180	17,919	5.07	1,264,805	16,191	5.08
Non-interest-earning assets	57,781			53,119

Total assets	$1,460,961			$1,317,924

Interest-bearing liabilities:
NOW accounts	$53,981	350	2.57	$37,235	136	1.45
Savings accounts	334,618	550	0.65	366,650	650	0.70
Subscription proceeds	124,973	189	0.60	—	—	—
Certificates of deposit	430,352	4,494	4.14	499,321	5,489	4.36

Total interest-bearing deposits	943,924	5,583	2.35	903,206	6,275	2.76
Repurchase agreements	88,266	909	4.09	122,630	1,138	3.68
Other borrowings	24,239	225	3.68	22,528	216	3.80

Total interest-bearing liabilities	1,056,429	6,717	2.52	1,048,364	7,629	2.89
Non-interest bearing deposit accounts	102,834			94,565
Accrued expenses and other liabilities	13,872			11,945

Total liabilities	1,173,135			1,154,874
Stockholders’ equity	287,826			163,050

Total liabilities and stockholders’ equity	$1,460,961			$1,317,924

Net interest income		$11,202			$8,562

Net interest rate spread (2)			2.55%			2.19%
Net interest-earning assets (3)	$346,751			$216,441

Net interest margin (4)			3.17%			2.69%
Average interest-earning assets to interest-bearing liabilities			132.82%			120.65%

(1)	Average yields and rates for the three months ended December 31, 2007, and 2006 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

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NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME

	For the Year Ended December 31,
	2007			2006
	Average		Average	Average		Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$423,947	$28,398	6.70%	$407,068	$27,522	6.76%
Mortgage-backed securities	718,279	30,576	4.26	799,244	32,764	4.10
Other securities	45,077	2,100	4.66	51,883	2,397	4.62
Federal Home Loan Bank of New York stock	6,486	519	8.00	9,582	592	6.18
Interest-earning deposits in financial institutions	92,202	4,109	4.46	30,435	1,592	5.23

Total interest-earning assets	1,285,991	65,702	5.11	1,298,212	64,867	5.00
Non-interest-earning assets	66,614			49,564

Total assets	$1,352,605			$1,347,776

Interest-bearing liabilities:
NOW accounts	$49,209	951	1.93	$37,454	349	0.93
Savings accounts	351,503	2,303	0.66	398,852	2,788	0.70
Subscription proceeds	49,500	297	0.60	—	—	—
Certificates of deposit	464,552	20,212	4.35	474,313	18,797	3.96

Total interest-bearing deposits	914,764	23,763	2.60	910,619	21,934	2.41
Repurchase agreements	104,927	4,202	4.00	154,855	5,501	3.55
Other borrowings	22,999	871	3.79	26,441	971	3.67

Total interest-bearing liabilities	1,042,690	28,836	2.77	1,091,915	28,406	2.60
Non-interest bearing deposit accounts	96,796			89,989
Accrued expenses and other liabilities	13,905			11,261

Total liabilities	1,153,391			1,193,165
Stockholders’ equity	199,214			154,611

Total liabilities and stockholders’ equity	$1,352,605			$1,347,776

Net interest income		$36,866			$36,461

Net interest rate spread (1)			2.34%			2.40%
Net interest-earning assets (2)	$243,301			$206,297

Net interest margin (3)			2.87%			2.81%
Average interest-earning assets to interest-bearing liabilities			123.33%			118.89%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
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